Exhibit 99.2

For Immediate Release

Media contacts:	Deborah Spak, (847) 948-2349
Sally Benjamin Young, (847) 948-2304

Investor contacts:	Mary Kay Ladone, (847) 948-3371

PRESIDENT OF BAXTER’S MEDICATION DELIVERY BUSINESS

TO RETIRE

DEERFIELD, Ill., November 18, 2004 – David F. Drohan, senior vice president of Baxter Healthcare Corporation and president of Baxter’s Medication Delivery business, has announced that he plans to retire from his position in early 2005 after serving 39 years with the corporation.

Drohan will remain in his current position until a successor is named to help ensure a smooth transition for the business. The company has initiated an external search for a successor.

“The contributions that Dave has made to Baxter, and the entire healthcare field, over his career are significant,” said Robert L. Parkinson, Jr., chairman and chief executive officer. “His business insights and strong customer relationships have contributed not only to the growth in scope and size of Baxter’s Medication Delivery business, but equally important, to the advancement of technologies and clinical practices that help improve patient care.”

Since joining Baxter in 1965 as a territory manager in New York, Drohan has served in numerous management roles within the company’s Medication Delivery business, including heading virtually every segment of that business. Over the ensuing decades, Baxter’s Medication Delivery business expanded beyond basic intravenous solutions to encompass a broader range of products used by healthcare providers throughout the world to administer general anesthesia, parenteral nutrition, pain management, antibiotic therapy, chemotherapy and other therapies. Also under Drohan’s leadership, Baxter began to partner with pharmaceutical and biotech companies around the world to formulate and package medications in a variety of alternative drug delivery formats.

Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.